                                                                   EXHIBIT 11.01

                                 VERISIGN, INC.

        STATEMENT REGARDING COMPUTATION OF PRO FORMA NET LOSS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED
                                               YEAR ENDED    SEPTEMBER 30,
                                              DECEMBER 31, -------------------
                                                  1996       1996      1997
                                              ------------ --------  ---------
Net loss....................................    $(10,243)  $ (5,952) $ (12,722)
                                                --------   --------  ---------
Weighted average common shares outstanding..       5,040      4,769      6,455
Convertible preferred stock, on an as-if
 converted basis............................       6,835      5,706     10,031
Staff Accounting Bulletin No. 83 issuances
 and grants:
  Common stock..............................          70         70         70
  Stock options.............................       1,226      1,262        450
  Convertible preferred stock...............         665        725         --
                                                --------   --------  ---------
Shares used in per share computations.......      13,836     12,532     17,006
                                                --------   --------  ---------
Pro forma net loss per share................    $  (0.74)  $  (0.47) $   (0.75)
                                                ========   ========  =========